      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 17, 2002
                                                REGISTRATION NO. _______________


================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                             Force 10 Trading, Inc.
--------------------------------------------------------------------------------
             (Exact name of Registrant as specified in its charter)

        Nevada                                                   87-0382438
--------------------------------------------------------------------------------

(State or other jurisdiction of                                (IRS Employer
incorporation or organization)                               Identification No.)

                         12227 South Business Park Place
                                    Suite 200
                                Draper, UT 84020
--------------------------------------------------------------------------------
          (Address of Principal Executive Offices, including ZIP Code)


Force 10 Trading, Inc. 2002 Consultant Compensation Plan; Fee Agreement with Richard O. Weed; Employment Agreement with Jon H. Marple; Employment Agreement with Mary E. Blake; Consulting Agreement with Jon Richard Marple
--------------------------------------------------------------------------------
                            (Full title of the plan)

                                  Jon H. Marple
                         12227 South Business Park Place
                                    Suite 200
                                Draper, UT 84020
--------------------------------------------------------------------------------
                     (Name and address of agent for service)

                                 (801) 619-3500
--------------------------------------------------------------------------------
          (Telephone number, including area code, of agent for service)

                                               CALCULATION OF REGISTRATION FEE
                                                            PROPOSED              PROPOSED
                                   AMOUNT OF                MAXIMUM                MAXIMUM              AMOUNT OF
      TITLE OF SECURITIES           SHARES                  OFFERING              AGGREGATE            REGISTRATION
       TO BE REGISTERED        TO BE REGISTERED         PRICE PER SHARE       OFFERING PRICE(1)            FEE
---------------------------- ----------------------- ---------------------- ---------------------- --------------------
$.001 par value                    3,500,000                $.33(1)             $1,155,000.00             $151.31
common stock

$.001 par value                     766,666                 $.25(2)              $191,666.50              $25.11
common stock
underlying stock options

$.001 par value                      50,000                 $.84(2)               $42,000.00               $5.50
common stock
underlying stock options

TOTALS                             4,316,666                                    $1,913,666.50             $181.92


(1) This calculation is made solely for the purposes of determining the registration fee pursuant to the provisions of Rule 457(c) under the Securities Act of 1933, as amended, and is calculated on the basis of the average of the high and low prices per share of the common stock reported on the OTC Bulletin Board as of July 15, 2002, a date within five business days prior to the filing of this registration statement.

(2) These calculations are made solely for the purposes of determining the registration fee pursuant to the provisions of Rule 457(g) under the Securities Act and are calculated upon the price at which the options may be exercised.

                                   PROSPECTUS

                             Force 10 Trading, Inc.

                        4,316,666 Shares Of Common Stock

            This prospectus relates to the offer and sale by Force 10 Trading, Inc., f/k/a Petrex Corporation, a Nevada corporation ("Force 10"), of 4,316,666 shares of its $.001 par value per share common stock to certain employees, officers, directors and consultants (the "consultants") pursuant to consulting agreements and the Force 10 Trading, Inc. 2002 Consultant Compensation Plan (the "Stock Plan"). Pursuant to the Stock Plan and the consulting agreement, in payment for services rendered, Force 10 is registering hereunder and then issuing, upon receipt of adequate consideration therefore, to the consultants and persons covered by the Stock Plan, 3,500,000 shares of common stock and 816,666 shares of common stock underlying stock options.

            The common stock is not subject to any restriction on transferability. Recipients of shares other than persons who are "affiliates" of Force 10 within the meaning of the Securities Act of 1933 (the "Act") may sell all or part of the shares in any way permitted by law, including sales in the over-the-counter market at prices prevailing at the time of such sale. Force 10 is registering 666,666 shares underlying options for affiliates of the company. An affiliate is summarily, any director, executive officer or controlling shareholder of Force 10 or anyone of its subsidiaries. An "affiliate" of Force 10 is subject to Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). If a consultant who is not now an "affiliate" becomes an "affiliate" of Force 10 in the future, he/she would then be subject to Section 16(b) of the Exchange Act. The common stock is traded on the OTC Bulletin Board under the symbol "FTTI."

                 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                   The date of this prospectus is July 17, 2002

            This prospectus is part of a registration statement which was filed and became effective under the Securities Act of 1933, as amended (the "Securities Act"), and does not contain all of the information set forth in the registration statement, certain portions of which have been omitted pursuant to the rules and regulations promulgated by the U.S. Securities and Exchange Commission (the "Commission") under the Securities Act. The statements in this prospectus as to the contents of any contracts or other documents filed as an exhibit to either the registration statement or other filings by Force 10 with the Commission are qualified in their entirety by the reference thereto.

            A copy of any document or part thereof incorporated by reference in this prospectus but not delivered herewith will be furnished without charge upon written or oral request. Requests should be addressed to: Force 10 Trading, Inc., 12227 South Business Park Place, Suite 200 Draper, UT 84020. Force 10's telephone number is (801) 619-3500.

            Force 10 is subject to the reporting requirements of the Exchange Act and in accordance therewith files reports and other information with the Commission. These reports, as well as the proxy statements, information statements and other information filed by Force 10 under the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W. Washington D.C. 20549.

            No person has been authorized to give any information or to make any representation, other than those contained in this prospectus, and, if given or made, such other information or representation must not be relied upon as having been authorized by Force 10. This prospectus does not constitute an offer or a solicitation by anyone in any state in which such is not authorized or in which the person making such is not qualified or to any person to whom it is unlawful to make an offer or solicitation.

            Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has not been a change in the affairs of Force 10 since the date hereof.

                                TABLE OF CONTENTS


INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS...........................6

Item 1.  The Plan Information..................................................6

Item 2. Registrant Information and Employee Plan Annual Information............7

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT.............................8

Item 3.  Incorporation of Documents by Reference...............................8

Item 4.  Description of Securities.............................................8

Item 5.  Interests of Named Experts and Counsel................................8

Item 6.  Indemnification of Officers, Directors, Employees and Agents;
         Insurance.............................................................8

Item 7.  Exemption from Registration Claimed...................................9

Item 8.  Exhibits..............................................................9

Item 9.  Undertakings.........................................................10

SIGNATURES....................................................................12

EXHIBITS    ..................................................................13

                                     PART 1

                    INFORMATION REQUIRED IN THE SECTION 10(a)


                                   PROSPECTUS


ITEM 1.                 THE PLAN INFORMATION.

THE COMPANY

            Force 10 has its principal executive offices at 12227 South Business Park Place, Suite 200, Draper, UT 84020. Force 10's telephone number is (801) 619-3500.

PURPOSE

            Force 10 will issue common stock to certain consultants pursuant to consulting agreements entered into between these consultants and Force 10, and the Stock Plan, which have been approved by the Board of Directors of Force 10. The agreements and the Stock Plan are intended to provide a method whereby Force 10 may be stimulated by the personal involvement of the consultants in Force 10's future prosperity, thereby advancing the interests of Force 10, and all of its shareholders. Copies of the consulting agreements and the Stock Plan have been filed as exhibits to this registration statement.

COMMON STOCK

            The Board has authorized the issuance of up to 4,316,666 shares of the common stock to the consultants upon effectiveness of this registration statement. 816,666 of the shares are underlying stock options, exercisable at prices ranging from $.25 per share to $.84 per share.

THE CONSULTANTS

            The consultants have agreed to provide their expertise and advice to Force 10 for the purposes set forth in the consulting agreements.

NO RESTRICTIONS ON TRANSFER

            The consultants will become the record and beneficial owners of the shares of common stock upon issuance and delivery and are entitled to all of the rights of ownership, including the right to vote any shares awarded and to receive ordinary cash dividends on the common stock.

TAX TREATMENT TO THE CONSULTANTS

            The common stock is not qualified under Section 401(a) of the Internal Revenue Code. The consultants, therefore, will be required for federal income tax purposes to recognize compensation during the taxable year of issuance unless the shares are subject to a substantial risk of forfeiture.

Accordingly, absent a specific contractual provision to the contrary, the consultants will receive compensation taxable at ordinary rates equal to the fair market value of the shares on the date of receipt since there will be no substantial risk of forfeiture or other restrictions on transfer. If, however, the consultants receive shares of common stock pursuant to the exercise of an option or options at an exercise price below the fair market value of the shares on the date of exercise, the difference between the exercise price and the fair market value of the stock on the date of exercise will be deemed compensation for federal income tax purposes. The consultants are urged to consult each of their tax advisors on this matter. Further, if any recipient is an "affiliate,"
Section 16(b) of the Exchange Act is applicable and will affect the issue of taxation.

TAX TREATMENT TO THE COMPANY

            The amount of income recognized by any recipient hereunder in accordance with the foregoing discussion will be a tax deductible expense by Force 10 for federal income tax purposes in the taxable year of Force 10 during which the recipient recognizes income.

RESTRICTIONS ON RESALES

            In the event that an affiliate of Force 10 acquires shares of common stock hereunder, the affiliate will be subject to Section 16(b) of the Exchange Act. Further, in the event that any affiliate acquiring shares hereunder has sold or sells any shares of common stock in the six months preceding or following the receipt of shares hereunder, any so called "profit," as computed under Section 16(b) of the Exchange Act, would be required to be disgorged from the recipient to Force 10. Services rendered have been recognized as valid consideration for the "purchase" of shares in connection with the "profit" computation under Section 16(b) of the Exchange Act. Force 10 has agreed that for the purpose of any "profit" computation under 16(b), the price paid for the common stock issued to affiliates is equal to the value of services rendered. Shares of common stock acquired hereunder by persons other than affiliates are not subject to Section 16(b) of the Exchange Act.

ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

            A copy of any document or part thereof incorporated by reference in this Registration Statement but not delivered with this prospectus or any document required to be delivered pursuant to Rule 428(b) under the Securities Act will be furnished without charge upon written or oral request. Requests should be addressed to: 12227 South Business Park Place, Suite 200, Draper, UT 84020. Force 10's telephone number is (801) 619-3500.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3.                 INCORPORATION OF DOCUMENTS BY REFERENCE.


            The following documents filed with the Securities and Exchange Commission (the "Commission") by Force 10 are incorporated herein by reference:

                        (a) Force 10's latest Annual Report on Form 10-KSB for
            the year ended March 31, 2002, filed with the Securities and Exchange Commission;

                        (b) The reports of Force 10 filed pursuant to Section
            13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") since the fiscal year ended March 31, 2002;

                        (c) All other documents filed by Force 10 after the date
            of this Registration Statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.


ITEM 4.                 DESCRIPTION OF SECURITIES.


            Not applicable.


ITEM 5.                 INTERESTS OF NAMED EXPERTS AND COUNSEL.

            Weed & Co. LLP has rendered an opinion on the validity of the securities being registered. Richard O. Weed, managing partner of Weed & Co. LLP, owns 100,000 shares of common stock and stock options to purchase 300,000 shares of Force 10's common stock at exercise prices ranging from $.82 to $.84 per share.

ITEM 6.                 INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES AND
                        AGENTS; INSURANCE.

            Under Nevada law, a corporation may indemnify its officers, directors, employees and agents under certain circumstances, including indemnification of such person against liability under the Securities Act of 1933. A true and correct copy of Section 78.7502 of Nevada Revised Statutes that addresses indemnification of officers, directors, employees and agents is attached hereto as Exhibit 99.

            In addition, Section 78.037 of the Nevada Revised Statutes and Force 10's Articles of Incorporation and Bylaws provide that a director of this corporation shall not be personally liable to the corporation or its stockholders for monetary damages due to breach of fiduciary duty as a director except for liability (a) for acts or omissions not in good faith which involve intentional misconduct, fraud or a knowing violation of law; or (b) for the payments of distribution in violation of Nevada Revised Statute 78.300.

            The effect of these provisions may be to eliminate the rights of Force 10 and its stockholders (through stockholders' derivative suit on behalf of Force 10) to recover monetary damages against a director for breach of fiduciary duty as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (a) -
(b) of the preceding paragraph.

ITEM 7.                 EXEMPTION FROM REGISTRATION CLAIMED.


            Not applicable.


ITEM 8.                 EXHIBITS.


                        (a) The following exhibits are filed as part of this
            registration statement pursuant to Item 601 of the Regulation S-K and are specifically incorporated herein by this reference:

      Exhibit No.       Title
      -----------       --------------------------------------------------------

      5.1               Legal opinion of Weed & Co. LLP

      10.1              Force 10 Trading, Inc. 2002 Consultant Compensation Plan

      10.2              Fee Agreement with Richard O. Weed

      10.3              Employment Agreement with Jon H. Marple*

      10.4              Employment Agreement with Mary E. Blake*

      10.5              Consulting Agreement with Jon Richard Marple*

      23.1              Consent of Weed & Co. LLP

      23.2              Consent of Smith & Company

      99.1              Section 78.7502 of Nevada Revised Statutes

* Filed as an exhibit to Force 10's Form 10-KSB filed July 1, 2002 (File No. 000-33029)

ITEM 9.                 UNDERTAKINGS.


            The undersigned registrant hereby undertakes:


            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:


                        (i) include any prospectus required by Section 10(a)(3) of the Securities Act;


                        (ii) reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement;

                        (iii) include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.


                        Provided, however, that paragraphs (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.


            (2) That, for the purpose of determining any liability pursuant to the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities offered at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

            (4) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information is required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

            (5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of registrant pursuant to the foregoing provisions, or otherwise, registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by registrant of expenses incurred or paid by a director, officer or controlling person of registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

            The undersigned hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


            Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Draper, State of Utah, on July 17, 2002.


                                                        FORCE 10 TRADING, INC.
                                                        (Registrant)



                                                        /s/ Jon H. Marple
                                                        -----------------------
                                                        Jon H. Marple
                                                        Chief Executive Officer


            Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.


       SIGNATURES                              TITLE                          DATE
------------------------    --------------------------------------------   ------------

/s/ Jon H. Marple           Chief Executive Officer, Chairman & Director   July 17, 2002
------------------------
Jon H. Marple


/s/ Mary E. Blake           President, Secretary, Treasurer & Director     July 17, 2002
------------------------
Mary E. Blake


/s/ Richard W. Torney       Director                                       July 17, 2002
------------------------
Richard W. Torney


/s/ Craig A. Hewitt         Director                                       July 17, 2002
------------------------
Craig A. Hewitt


      INDEX TO EXHIBITS

      Exhibit No.       Title
      -----------       --------------------------------------------------------

      5.1               Legal Opinion of Weed & Co. LLP

      10.1              Force 10 Trading 2002 Consultant Compensation Plan

      10.2              Fee Agreement with Richard O. Weed

      23.1              Consent of Weed & Co. LLP

      23.2              Consent of Smith & Company

      99.1              Section 78.7502 of Nevada Revised Statutes